Recro Reports Second Quarter 2021 Financial Results

Q2 2021 Highlighted by Revenues of $18.0 Million, an Increase of 16% Compared to Q2 2020 Revenue

Multiple New Business Agreements Continue to Expand and Diversify Customer Base and Pipeline

Company Closes Public Financing Raising Net Proceeds of $32.1 Million

Company to Host Conference Call Today at 4:30 p.m. ET

EXTON, PA, August 9, 2021 — Recro Pharma, Inc. (“Recro”; NASD:REPH), a dedicated contract development and manufacturing organization (CDMO) solving complex formulation and manufacturing challenges for companies developing oral solid dose drug products, today reported financial results for the second quarter and six months ended June 30, 2021.

“This is a very exciting time at Recro, and today, the company is pleased to report strong second quarter earnings. During the quarter, with the addition of new projects for Astex Pharmaceuticals and Ensysce Biosciences, as well as a new unnamed customer, we continued to expand and diversify our customer base, reduce our portfolio concentration risk, strengthen both our top-line and margins, and continue to generate strong positive cash flow as we progress toward long-term profitability,” said David Enloe, president and chief executive officer.

“Recro also significantly strengthened its financial position during the period with the closing of an oversubscribed underwritten public offering in May that raised net proceeds of $32.1 million. These funds, combined with two prior amendments to the company’s outstanding credit facility during 2021 with Athyrium, have fortified our cash position and improved our debt covenants.

“And finally, during and subsequent to the second quarter, the company continued to expand and enhance the business through leadership and talent. In June, Recro announced the appointment of Laura L. Parks, Ph.D. to its board of directors. Laura is an experienced business leader with a track record of developing high performance, market-focused teams at a number of leading global biopharma, CDMO and food industry companies. In July, Recro announced the appointment of Erica Raether as the company’s inaugural vice president of people, culture and ESG (“environmental, social and governance”). Erica has 20 years of human resources leadership experience within the biotech and medical device industries focused on creating and executing innovative strategies that drive employee engagement, advance ESG objectives and achieve operational goals. We are very pleased to have Laura and Erica on board at Recro, and we expect both of these appointments to make significant contributions to the organization in the future.

“In closing, I believe the last six months, and Q2 in particular, have been validating for the company. We continue to execute our newly implemented strategy and have seen early and impressive results. Our team continues to grow, bringing superb CDMO experience and other talent critical to building an exceptional organization. Today, we have a stronger, more diverse customer base and a portfolio spanning the entire biopharma product life cycle, from preclinical projects to mature commercial programs. Our financial status has improved significantly since the end of fiscal 2020 with the completion of a successful financing, and the restructuring and reduction of the company’s outstanding debt. And finally, we continue to make progress enhancing the company’s capabilities and competencies, which will to be critical to our efforts to drive continued growth of our business, both through organic and inorganic activities.”

Second Quarter 2021 and Other Recent Highlights

Strengthened leadership and organizational improvements:

•
In June, Recro announced the appointment of Laura L. Parks, Ph.D. to its board of directors. Dr. Parks recently served on the executive leadership team at Patheon, a global biopharma CDMO, until its acquisition by Thermo Fischer Scientific in 2017. In this role, she led strategic commercial and operational

•
initiatives including development and execution of an end-to-end pharmaceutical services offering, as well as global strategic enterprise accounts organization. Prior to Patheon, Dr. Parks served as president of DSM Pharmaceuticals and vice president of Solae, a division of DuPont.
•
In July, Recro announced the appointment of Erica Raether as the company’s inaugural vice president of people, culture and ESG. This new position will be critical given Recro’s commitment to achieving sustainable growth and profitability, and doing so with a mindset towards advancing our diversity, equity and inclusion efforts as well as running our operations in a sustainable, responsible manner. Ms. Raether most recently served as the U.S. vice president of human resources and was a member of the global leadership team at Ajinomoto Bio Pharma Services, the global CDMO arm of Ajinomoto Co., which employs approximately 1,800 individuals and operates in Europe, India, Japan and the US.

New business growth:

•
New manufacturing customers. During the second quarter, the company signed a development and cGMP manufacturing agreement with a new, unnamed client. Under the terms of the agreement, Recro will provide early-stage development and manufacturing services to support the client’s ongoing clinical development of an orally administered, minimally-absorbed investigational compound. The company also announced the signing of a new development agreement with Astex Pharmaceuticals, Inc., a leading developer of novel therapeutics for cancer.
•
Existing customer project expansions. During the second quarter, the company announced the signing of additional agreements with an existing customer, Ensysce Biosciences, Inc. Under these new agreements, Recro will provide early-stage development and manufacturing services to support two of Ensysce’s development programs. Recro and Ensysce have already commenced the initial phase of these projects.
•
Clinical trial support services. During the second quarter, the company expanded the clinical capabilities of its growing Clinical Trial Services (CTS) offerings. Included among the newly added CTS capabilities are clinical-scale sachet and blister packaging for clinical trial pharmaceuticals. These services provide a new offering with which to support the company’s existing clients, and attract new clients. Further, the shorter sales and earnings cycles of these services allow for a more rapid and efficient contribution to revenue.

During the quarter, Recro also successfully established a relationship with a European Union Qualified Person (or QP) for its CTS offerings following a successful review process. A QP declaration is required for any biotechnology or pharmaceutical company seeking to conduct a clinical trial in Europe using a drug product manufactured in a non-EU country. Based on the results of the QP’s audit, the QP organization has agreed that it can represent Recro’s clients for release of materials in the EU, allowing Recro, for the first time, to support the Europe-based clinical trial efforts of its customers.

Other corporate and financial developments:

•
Closed public underwritten offering in May 2021. During the second quarter, Recro closed an underwritten public offering of 15,333,332 shares of its common stock, including 1,999,999 shares sold pursuant to the underwriters’ full exercise of their option to purchase additional shares to cover over-allotments, at a public offering price of $2.25 per share. The net proceeds to Recro from this offering were approximately $32.1 million. Recro intends to use the net proceeds from the offering for general corporate purposes, which may include repayment of a portion of outstanding debt and future acquisitions.

Financial Results for the Three Months Ended June 30, 2021

At June 30, 2021, Recro had cash and cash equivalents of $45.7 million compared to $23.8 million as of the end of the prior fiscal year. The increase in cash is primarily due to the net proceeds of $32.1 million from an underwritten public offering that closed in May 2021.

Revenues for the quarter ended June 30, 2021 were $18.0 million. This represents a 7% increase compared to the first quarter of 2021, and a 16% increase compared to revenues of $15.5 million recorded during the prior year period. The year-over-year increase was primarily the result of increased product sales from one of our commercial partners as well as higher revenues from our clinical trial materials business, including revenue from a new commercial product tech transfer project.

Cost of sales for the quarter ended June 30, 2021 was $12.3 million compared to $11.6 million for the comparable period of 2020. The increase of $0.7 million was primarily due to higher commercial manufacturing volumes partially offset by lower costs due to certain employment incentive tax credits in 2021.

Selling, general and administrative expenses for the second quarter were $3.8 million, compared to $4.3 million recorded in the 2020 period.  The decrease of $0.5 million was primarily related to lower public company costs and stock based compensation expense.

Interest expense was $4.0 million for the three months ended June 30, 2021, a decrease compared to $5.0 million for the comparable period of 2020. The decrease of $1.0 million was primarily due to reduced term loan borrowings under the Credit Agreement with Athyrium, as reported last quarter, as well as a decrease in the LIBOR base rate of interest on our term loans under the Credit Agreement.

For the quarter ended June 30, 2021, the company recorded a net income of $1.2 million or $0.03 per diluted share, as compared to a net loss of $6.0 million or $0.25 per diluted share, for the comparable period of 2020. EBTIDA, as adjusted* for the period was $5.4 million compared to $4.7 million in the prior year period.

Financial Results for the Six Months Ended June 30, 2021

Revenue for the six months ended June 30, 2021 was $34.8 million, compared to $37.3 million for the same period in 2020. The decrease of $2.5 million in revenue was primarily the result of the discontinuation of two commercial product lines by our commercial partners announced in the first quarter of 2020. During the 2021 period, increased product sales from two of our commercial partners as well as higher revenues from our clinical trial materials business partially offset the decrease.

Cost of sales for the six months ended June 30, 2021 was $26.7 million, compared to $29.9 million for the same period in 2020. The cost of sales decrease of $3.2 million, was primarily due to lower commercial manufacturing volumes and reflects lower costs due to the prior year reduction in force as well as certain employment incentive tax credits in 2021.

Selling, general and administrative expenses for the six months ended June 30, 2021 were $8.5 million, compared to $9.7 million for the same period in 2020. The decrease of $1.2 million was primarily related to lower public company costs and stock based compensation expense.

Interest expense was $7.8 million and $10.1 million during the six months ended June 30, 2021 and 2020, respectively. The decrease of $2.3 million was primarily due to reduced term loan borrowings under the Credit Agreement with Athyrium as well as a decrease in the LIBOR base rate of interest on our term loans under the Credit Agreement.

For the six months ended June 30, 2021, Recro reported a net loss of $5.5 million, or $0.16 per diluted share, compared to a net loss of $13.7 million, or $0.58 per diluted share, for the comparable period in 2020. EBTIDA, as adjusted* for the period was $8.1 million compared to $7.4 million in the prior year period.

* EBITDA, as adjusted is a non-GAAP financial measure (see reconciliation of non-GAAP financial measures in this release).

Non-GAAP Financial Measures

To supplement our financial results determined by U.S. generally accepted accounting principles (“GAAP”), we have certain non-GAAP information for our business, including EBITDA, as adjusted. We believe this non-GAAP financial measure is helpful in understanding our business as it is useful to investors in allowing for greater transparency of supplemental information used by management. This measure is used by investors, as well as management in assessing our performance. Non-GAAP financial measures should be considered in addition to, but not as a substitute for, reported GAAP results. Further, Non-GAAP financial measures, even if similarly titled, may not be calculated in the same manner by all companies, and therefore should not be compared. Please see the section of this press release titled “Reconciliation of GAAP to Non-GAAP Financial Measures” for a reconciliation of non-GAAP adjusted EBITDA to its most directly comparable GAAP measure.

Conference call and webcast

Recro management will be hosting a conference call and webcast today beginning at 4:30 p.m. ET. To access the conference call, please dial (844) 243-4691 (local) or (225) 283-0379 (international) at least 10 minutes prior to the start time and refer to conference ID 1658678. A live audio webcast of the call will be available under "Events" in the Investor section of the company's website, https://ir.recropharma.com/events. An archived webcast will be available on the company's website approximately two hours after the event and will be available for 30 days.

About Recro

Recro (NASD: REPH) is a contract development and manufacturing organization (CDMO) with capabilities from early feasibility to commercial manufacturing. With an expertise in solving complex manufacturing problems, Recro is a CDMO providing oral solid dosage form development, end-to-end regulatory support, clinical and commercial manufacturing, and packaging and logistics services to the global pharmaceutical market.

In addition to our experience in handling DEA controlled substances and developing and manufacturing modified release oral solid dosage forms, Recro has the expertise to deliver on our clients’ pharmaceutical development and manufacturing projects, regardless of complexity level. We do all of this in our best-in-class facilities, which total 120,000 square feet, in Gainesville, Georgia.

For more information about Recro’s CDMO solutions, visit recrocdmo.com.

Cautionary statement regarding forward looking statements

This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements, among other things, relate to the company’s financial guidance; ability to manage costs and to achieve its financial goals; to operate under increased leverage and associated lending covenants; to pay its debt under its credit agreement and to maintain relationships with CDMO commercial partners and develop additional commercial partnerships. The words "anticipate", "believe", "could", "estimate", “upcoming”, "expect", "intend", "may", "plan", "predict", "project", "will" and similar terms and phrases may be used to identify forward-looking statements in this press release. Our operations involve risks and uncertainties, many of which are outside our control, and any one of which, or a combination of which, could materially affect our results of operations and whether the forward-looking statements ultimately prove to be correct. Factors that could cause the company’s actual outcomes to differ materially from those expressed in or underlying these forward-looking statements include the ongoing economic and social consequences of the COVID-19 pandemic, including any adverse impact on the customer ordering patterns or inventory rebalancing or disruption in raw materials or supply chain; demand for the company’s services, which depends in part on customers’ research and development and the clinical plans and market success of their products; customers' changing inventory requirements and manufacturing plans; customers and prospective customers decisions to move forward with the company’s manufacturing services; the average profitability, or mix, of the products the company manufactures; the company’s ability to enhance existing or introduce new services in a timely manner; fluctuations in the costs, availability, and suitability of the components of the products the company manufactures, including active pharmaceutical ingredients, excipients, purchased components and raw materials, or the company’s customers facing increasing or new competition. These forward-looking statements should be considered together with the risks and uncertainties that may affect our business and future results presented herein along with those risks and uncertainties discussed in our filings with the Securities and Exchange Commission at www.sec.gov. These forward-looking statements are based on information currently available to us, and we assume no obligation to update any forward-looking statements except as required by applicable law.

Contacts

Stephanie Diaz (Investors)

Vida Strategic Partners

(415) 675-7401

sdiaz@vidasp.com

Tim Brons (Media)

Vida Strategic Partners

(415) 675-7402

tbrons@vidasp.com

Ryan D. Lake (CFO)

Recro

(770) 531-8365

ryan.lake@recroCDMO.com

RECRO PHARMA, INC. AND SUBSIDIARIES

Consolidated Balance Sheets

(Unaudited)

(amounts in thousands, except share and per share data)	June 30, 2021	December 31, 2020
Assets
Current assets:
Cash and cash equivalents	$45,724	$23,760
Accounts receivable	12,813	9,033
Contract asset	7,350	7,330
Inventory	7,878	11,612
Prepaid expenses and other current assets	2,028	2,334
Total current assets	75,793	54,069
Property, plant and equipment, net	41,867	43,841
Intangible assets, net	—	700
Goodwill	4,319	4,319
Other assets	451	486
Total assets	$122,430	$103,415
Liabilities and shareholders’ equity (deficit)
Current liabilities:
Accounts payable	$1,155	$1,804
Current portion of debt	—	1,474
Accrued expenses and other current liabilities	4,148	4,525
Total current liabilities	5,303	7,803
Debt, net	89,780	108,097
Other liabilities	931	1,615
Total liabilities	96,014	117,515
Commitments and contingencies
Shareholders’ equity (deficit):
Preferred stock, $0.01 par value. 10,000,000 shares authorized, none issued or outstanding	—	—
Common stock, $0.01 par value. 95,000,000 shares authorized, 46,501,849 and 28,601,358 shares issued and outstanding at June 30, 2021 and December 31, 2020, respectively	465	286
Additional paid-in capital	265,862	219,998
Accumulated deficit	(239,911)	(234,384)
Total shareholders’ equity (deficit)	26,416	(14,100)
Total liabilities and shareholders’ equity (deficit)	$122,430	$103,415

RECRO PHARMA, INC. AND SUBSIDIARIES

Consolidated Statements of Operations

(Unaudited)

	Three months ended June 30,		Six months ended June 30,
(amounts in thousands, except share and per share data)	2021	2020	2021	2020
Revenue	$18,017	$15,522	$34,820	$37,299
Operating expenses:
Cost of sales (excluding amortization of intangible assets)	12,334	11,634	26,671	29,888
Selling, general and administrative	3,787	4,259	8,470	9,705
Amortization of intangible assets	54	646	700	1,292
Total operating expenses	16,175	16,539	35,841	40,885
Operating income (loss)	1,842	(1,017)	(1,021)	(3,586)
Interest expense	(3,960)	(4,995)	(7,858)	(10,118)
Gain on extinguishment of debt	3,352	—	3,352	—
Net income (loss)	$1,234	$(6,012)	$(5,527)	$(13,704)

Income (loss) per share, basic and diluted	$0.03	$(0.25)	$(0.16)	$(0.58)

Weighted average shares outstanding:
Basic	39,018,730	23,577,255	34,403,935	23,486,011
Diluted	39,352,054	23,577,255	34,403,935	23,486,011

RECRO PHARMA, INC. AND SUBSIDIARIES

Reconciliation of GAAP to Non-GAAP Measures

(Unaudited)

To supplement our financial results determined by U.S. generally accepted accounting principles (“GAAP”), we have disclosed in the tables below the following non-GAAP information about EBITDA, as adjusted.

EBITDA, as adjusted, is net income or loss as determined under GAAP excluding interest, depreciation, amortization, non-cash stock-based compensation and charges related to reductions in force as well as the impact of Accounting Standards Update 2014-09 in order to remove the impact of the timing of revenue recognized from profit-sharing arrangements upon transfer of control of the product, which more closely aligns revenue with expected cash receipt.

We believe that non-GAAP financial measures are helpful in understanding our business as it is useful to investors in allowing for greater transparency of supplemental information used by management. EBITDA, as adjusted, is used by investors, as well as management in assessing our performance. Non-GAAP financial measures should be considered in addition to, but not as a substitute for, reported GAAP results. Further, Non-GAAP financial measures, even if similarly titled, may not be calculated in the same manner by all companies, and therefore should not be compared.

Second quarter results

	Three months ended June 30,
(amounts in millions)	2021	2020
Net income (loss) (GAAP)	$1.2	$(6.0)
Interest expense	4.0	5.0
Depreciation	1.5	1.4
Amortization of intangible assets	0.1	0.7
Stock-based compensation	2.0	2.5
Reduction in force (a)	—	0.2
Revenue recognition (b)	—	0.9
Gain on extinguishment of debt (c)	(3.4)	—
EBITDA, as adjusted	$5.4	$4.7

First half results

	Six months ended June 30,
(amounts in millions)	2021	2020
Net loss (GAAP)	$(5.5)	$(13.7)
Interest expense	7.9	10.1
Depreciation	3.0	3.0
Amortization of intangible assets	0.7	1.3
Stock-based compensation	5.1	5.7
Reduction in force (a)	—	1.0
Revenue recognition (b)	0.3	—
Gain on extinguishment of debt (c)	(3.4)	—
EBITDA, as adjusted	$8.1	$7.4

Full year guidance

	Year ended December 31,
(amounts in millions)	2021	2020
	(estimate)
Net loss (GAAP)	$(11.2) - (9.2)	$(27.5)
Interest expense	14.2	19.2
Depreciation	6.2	6.9
Amortization of intangible assets	0.7	2.6
Stock-based compensation	7.8	10.1
Reduction in force (a)	—	1.1
Revenue recognition (b)	0.7	1.6
Gain on extinguishment of debt (c)	(3.4)	—
EBITDA, as adjusted	$15.0 - 17.0	$14.0
a)
In the first half of 2020, two reductions in force were executed that affected approximately 15% of the work force and were driven by lower commercial volumes.
b)
To exclude the impact of Accounting Standards Update 2014-09, "Revenue Recognition," related to non-cash changes in our contract asset.
c)
In October 2020, the Company submitted a forgiveness application for its note under the Paycheck Protection Program of the Coronavirus Aid, Relief and Economic Security Act of 2020. In June 2021, the note and all accrued interest thereon was forgiven. Upon receiving the decision, the Company recorded a gain on extinguishment of debt for the forgiveness of $3,316 of principal and $36 of accrued interest.